FREE WRITING PROSPECTUS Dated July 7, 2009	Filed Pursuant to Rule 433 Registration No. 333-157910

700 mm Harley Davidson (HDMOT 2009-2) *TALF Eligible*

Jt Books: Citi-Jp-Rbs  Cos: Ms-WF  100%pot

Cls	Size	Wal	Rtg (S/M)	Lgl	cr spread	yld	cpn	px
A-1	150mm	.31	A-1+/P-1	07/15/2010	InterpL+5	.718	.718	100.00
A-2	210mm	.99	AAA/Aaa	07/16/2012	Edsf+125	2.011	2.00	99.99744
A-3	260mm	1.99	AAA/Aaa	03/17/2014	Edsf+130	2.637	2.62	99.99490
A-4	80mm	2.86	AAA/Aaa	02/15/2017	Iswaps+150	3.350	3.32	99.98128

Talf Haircuts   A-2  7%; A-3  8%; A-4  9%

First Payment Date: 08/17/2009

Trade priced at 1.5% ABS

Trade: 07/07

Settle: 07/14

Trade is Erisa Eligible

Revised Red (to include June Data) attached;

Net roadshow Revised to reflect updated collateral pool

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